UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

Boyd Gaming Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-12882	88-0242733
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2950 Industrial Road
Las Vegas, Nevada    89109
(Address of principal executive offices including zip code)

(702) 792-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Commencing in late 2004, the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Boyd Gaming Corporation, a Nevada corporation ("Boyd" or the "Company"), engaged Hewitt Associates ("Hewitt"), an executive compensation consultant, to undertake a study of the Company's executive compensation programs.

In December 2005, Hewitt presented the results of its study to the Compensation Committee and proposed various modifications to the Company's existing executive compensation programs, including among other things:

  the adoption of a Career Shares Program - a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward long-service executives;
  the implementation of Stock Ownership Guidelines - to require certain executive officers to achieve a mandated level of equity ownership within a set timeframe; and
  the adoption of a Change-in-Control Severance Plan (the "CIC Plan") - to provide severance benefits for certain executive officers upon termination of employment surrounding a change in control.

Based in part on the Hewitt study, beginning in December 2005, the Compensation Committee conceptually approved and recommended, and the Board began to adopt, certain compensation changes for implementation in 2006. The initial recommendations of the Compensation Committee included, among other things, adoption of Stock Ownership Guidelines. In addition, on December 7, 2006, the Compensation Committee adopted the final terms of the CIC Plan and the form of Career Restricted Stock Unit Award Agreement, which embodies the final terms of the Career Share Program, under the Company's 2002 Stock Incentive Plan.

Career Shares Program

The Career Shares Program provides for the grant of restricted stock units ("RSUs") under the Company's 2002 Stock Incentive Plan to certain members of the Company's senior management, including its seven-member management committee (the "Management Committee") which includes its named executive officers. The RSUs do not have voting rights or rights to dividends. Management Committee members receive an annual award of RSUs equal to 15% of their base salary, while certain other members of senior management receive an annual award of 10% of their base salary, in each case subject to adjustment by the Compensation Committee. Payouts are made at retirement, at which time participants receive one share of common stock for each RSU held in their respective career share accounts. To receive any payout under the Career Shares Program, participants must meet minimum age and length of employment requirements.

The description of the terms of the Career Shares Program does not purport to be complete and is qualified in its entirety by the terms of the Career Restricted Stock Unit Award Agreement filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Stock Ownership Guidelines

Pursuant to the Stock Ownership Guidelines adopted by the Compensation Committee, certain members of the Company's senior management, including members of the Management Committee, are required to own an amount of Company stock based on a multiple of the participant's base salary. Subject to certain conditions, participants will generally be given 5 years to achieve mandated levels of stock ownership.

Change-in-Control Severance Plan

The terms of the CIC Plan provide severance benefits to certain members of the Company's senior management, including members of the Management Committee, upon certain qualifying terminations occurring within twenty-four months of a change in control. A "qualifying termination" includes, involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events. Generally, a "change in control" shall be deemed to occur upon (i) the acquisition of more than 50 percent of the total combined voting power of the Company's outstanding securities (other than an acquisition from or by the Company or by members of the Boyd family), or (ii) a majority of the Board ceasing to be continuing directors at any time within a thirty-six month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (CEO), Tier Two Executive (Management Committee members, other than the CEO) or Tier Three Executive (certain other members of senior management, other than Management Committee members). A participant is entitled to receive a lump-sum cash payment of (a) any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses, (b) a multiple of the participant's annual salary and bonus (a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), (c) that year's bonus, and (d) a period of monthly premiums that would have been paid by the Company to the participant under the Company's health insurance plan, or COBRA (a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively).

All outstanding equity awards and unrealized performance vesting equity awards granted subsequent to the date of the adoption of the CIC Plan will immediately vest in full upon a qualifying termination.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Career Restricted Stock Unit Award Agreement under the Company's 2002 Stock Incentive Plan

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2006	Boyd Gaming Corporation

/s/ Paul J. Chakmak Paul J. Chakmak Executive Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit No.	Description
10.1	Form of Career Restricted Stock Unit Award Agreement under the Company's 2002 Stock Incentive Plan Also provided in PDF format as a courtesy.